Exhibit 99.2

Brad Armstrong Elected to Union First Market Bankshares Board of Directors

Richmond, Va., November 3, 2010 – L. Bradford “Brad” Armstrong, a Partner at The Martin Agency, was elected to the Board of Directors for Union First Market Bankshares, the holding company for Union First Market Bank.

“It is important to have leaders with a diverse set of skills serve on the board of directors and the nominating committee continues to look for additional expertise to help guide Union First Market Bankshares on its path to build the next great Virginia bank. The addition of Brad Armstrong brings frontline expertise in marketing to the board,” said G. William Beale, chief executive officer of Union First Market Bankshares.

Armstrong was a Partner at The Martin Agency, the largest advertising agency in the Southeast, from 1994 to 2001. From 2001 to 2006, he was President and CEO of the Virginia Performing Arts Foundation, which raised more than $72 million toward the construction of Richmond CenterStage. In 2006, he served as a professor at VCU’s Brandcenter.

In 2007, he returned to The Martin Agency as a Partner to manage its work for Wal-Mart. Martin’s creative work for Wal-Mart has been recognized nationally. In 2009, The Martin Agency was named Advertising Agency of the Year by AdWeek magazine.

Armstrong was previously president of two Richmond ad agencies from 1985 to 1993. In 1996 he was named Advertising Person of the Year by the Richmond Advertising Club. He has also held executive positions with Eskimo Pie Company and A.H. Robins in sales and marketing in his 35-year career.

Armstrong is a graduate of the University of Virginia’s Engineering School and has a master’s degree in business administration from its Darden Graduate School of Business.

Armstrong will serve on the nominating committee and stand for re-election to the board in April 2011.

About Union First Market Bankshares Corporation

Union First Market Bankshares Corporation (NASDAQ: UBSH) is one of the largest community banking organizations based in Virginia and provides full service banking to the Northern, Central, Rappahannock, Tidewater, and Northern Neck regions of Virginia through its bank subsidiary, Union First Market Bank. Union First Market Bank operates 91 locations in the counties of Albemarle, Caroline, Chesterfield, Essex, Fairfax, Fauquier, Fluvanna, Hanover, Henrico, James City, King George, King William, Lancaster, Loudoun, Nelson, Northumberland, Richmond, Spotsylvania, Stafford, Warren, Washington, Westmoreland, York, and the independent cities of Charlottesville, Colonial Heights, Fredericksburg, Newport News, Richmond, Roanoke, and Williamsburg. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com.

###

Contact: Bill Cimino - (804) 448-0937 VP and Director of Corporate Communications